Exhibit 99.1

Press Release	Source: QPC Lasers, Inc.

November 12, 2007 06:30 AM Eastern Time

QPC Lasers Reports Third Quarter 2007 Revenues Increase 132% Over Third Quarter of 2006

Company Launches Groundbreaking Generation III Technology and Revises Full Year 2007 Revenue Guidance Up

SYLMAR, Calif.--(BUSINESS WIRE)--QPC Lasers, Inc. (OTCBB:QPCI), a world leader in the development and commercialization of high-brightness, high-power semiconductor lasers for the industrial, defense, and medical markets, today announced its financial results for the third quarter, ended September 30, 2007.

Third Quarter Highlights

•	Produced total revenue of $2.2 million, representing a 132% increase over the same period last year

•	Signed $750,000 contract with U.S. defense customer for Fiber Laser Engines Designed for Specialized Airborne Weapons Applications

•	Launched Generation III (Gen III) product line: Shipped 100 watt laser to U.S. customers for surgical applications

•	Demonstrated new green laser technology for multiple display applications; New Technology Targets Key Growth Markets Including Mobile Phone Projectors, Laser TV, and Cockpit Displays

Financial Discussion

“Our solid revenue performance reflects the continued strong product sales momentum we are generating,” said Dr. Jeffrey Ungar, chairman and chief executive officer of QPC. “During the third quarter, we achieved the very significant milestone of shipping our first Gen III 100-Watt Laser to a US Surgical customer. We believe our Gen III technology has the potential to transform the existing multibillion dollar solid state and gas laser market, offering up to a ten fold improvement in efficiency, cost, size, weight and ruggedness compared to today’s conventional laser technology.

“We are seeing strong interest in our Gen III technology across all the markets we currently serve, most notably from Military and Defense. We recently received a $750,000.00 contract from a US defense customer to deliver high power fiber laser pump engines for directed energy weapons applications. We are very excited out the future of these technologies.

“We also continue to build momentum in demand for our core Gen I and Gen II product families. We see continued strength in our medical laser products and are pursuing expansions of our technology to include visible wavelengths, which would open up multiple new markets for us. Looking ahead, we expect solid growth from our core products and as we continue the roll out of higher-powered additions to the Gen III product line for a variety of applications we anticipate these products will contribute to a ramp in revenue in 2008,” Ungar concluded.

Third Quarter Financial Results

Total revenue for the third quarter of 2007 was $2.2 million, representing a 132% year-over-year increase compared to the $930,000 reported for the third quarter of 2006 and a 18% sequential increase compared to $1.8 million reported in the second quarter of 2007. This increase is attributable to both increased product and government revenue.

Total operating expense for the third quarter of 2007 was $2.9 million, a substantial improvement compared to the $8.2 million reported for the third quarter of 2006. This was attributable to a license termination fee of $6,000,000 incurred in the third quarter of 2006; no comparable charge was incurred during the quarter ended September 30, 2007.

Net loss for the third quarter of 2007 was $(5.1) million, or $(0.13) per share, an improvement over net loss of $(8.3) million, or $(0.22) per share, reported for the third quarter of 2006. Gross Margin for the third quarter of 2007 was 52%, a substantial improvement compared to 26% reported for the third quarter of 2006. The improvement in gross margins is primarily attributable to the growth in product revenues year-over-year. The improvement in net loss is attributable to the reduction in operating costs as a result of the license termination charge recognized in the third quarter of 2006, which was not recurring in 2007 partially offset by an increase in sales and marketing expenses, increased legal and accounting expenses as well as an increase in interest expense and a loss on the change in fair value of the embedded derivative liability. Per share calculations are based on 38.7 million shares in 2007 versus 38.4 million shares in 2006.

Cash and cash equivalents as of September 30, 2007 were $8.6 million.

Nine Month Financial Results

Total revenue for the first nine months of 2007 was $5.1 million, representing a 187% year-over-year increase compared to the $1.8 million reported for the first nine months of 2006. This increase is attributable to both increased product and government revenue.

Total operating expense for the first nine months of 2007 was $7.6 million, a substantial improvement compared to the $14 million reported for the first nine months of 2006. This was attributable to a license termination fee of $6,000,000 incurred in the third quarter of 2006; no comparable charge was incurred during the quarter ended September 30, 2007.

Net loss for the first nine months of 2007 was $(8.7) million, or $(0.23) per share, an improvement over net loss of $(16) million, or $(0.55) per share, reported for the first nine months of 2006. The improvement in net loss is primarily attributable to the growth in product revenues year-over-year, a reduction in operating expenses due to the non-recurring license termination fee that was recognized in 2006, and an increase in income due to the change in fair value of embedded derivative liabilities, partially offset by an increase in general and administrative and sales and marketing expenses, and an increase in interest expense and private placement costs. Per share calculations are based on weighted average shares of 38.7 million shares in 2007 versus 28.9 million shares in 2006.

Business Outlook

“Looking at the remainder of 2007, we are revising our revenue expectations up, and we are confident that total revenues will be in the range of $7 to $8 million for the 2007 full year versus $3.1 million for 2006,” said Co-Founder and Chief Financial Officer of QPC Lasers, George Lintz. “We have ramped our sales and marketing efforts around the world, continued introduction of additional products in our generation III line and anticipate seeing them contribute to revenues in 2008 and beyond.”

Conference Call Information

A live conference call scheduled for 11:30 a.m. ET (8:30 a.m. PT) today can be accessed via live webcast at:

http://www.vcall.com/CustomEvent/NA016275/index.asp?ID=123075

Or, Dial:

800-257-7063 (toll free) or 303-262-2142 (International) and give the company name, "QPC Lasers." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

Conference Call Replay

A replay of today’s conference call can be accessed at:

800-405-2236 (US and Canada)

303-590-3000 (International)

Passcode: 11102130#

Forward Looking Statements

This release and other materials released by the Company from time to time contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in the materials the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Company or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the sections of the Company's reports filed with the Securities and Exchange Commission entitled "Factors That May Affect Future Performance") relating to the Company's industry, the Company's operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. The foregoing discussion should be read in conjunction with the Company's reports filed with the Securities and Exchange Commission.

Purchase Orders and Contracts

The Company’s purchase orders and contracts are subject to standard commercial cancellation terms and conditions.

About QPC Lasers, Inc.

QPC Lasers, Inc. (www.QPClasers.com) is a world leader in the development and commercialization of high-brightness, high-power semiconductor lasers for the defense, homeland security, industrial, and medical markets. Founded in the year 2000, QPC is vertically integrated from epitaxy through packaging and performs all critical fabrication processes at its state-of-the-art high-technology facility in the Los Angeles suburb of Sylmar, CA. QPC is a publicly traded U.S. company (OTCBB:QPCI) and is ISO certified.

To receive public information, including press releases, conference calls, SEC filings, profiles, investor kits, News Alerts and other pertinent information please click on the following link:

http://www.b2i.us/irpass.asp?BzID=1392&to=ea&Nav=0&S=0&L=1

QPC LASERS, INC. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2007 (Unaudited)	December 31, 2006
ASSETS

CURRENT ASSETS
Cash	$8,570,373	$1,429,077
Accounts receivable, commercial customers, net of allowance for doubtful accounts and returns and discounts of $3,735 as of September 30, 2007 and $19,810 as of December 31, 2006	1,159,144	667,908
Accounts receivable, government contracts	579,402	383,935
Other receivables	353,320	-
Unbilled revenue	612,456	42,692
Inventory	634,532	550,655
Prepaid expenses and other current assets	175,259	272,418

Total current assets	12,084,486	3,346,685

Property and equipment, net of accumulated depreciation of $5,881,977 as of September 30, 2007 and $5,276,320 as of December 31, 2006	3,482,044	3,961,796
Capitalized loan fees, net	-	38,039
Other assets	202,820	88,780
TOTAL ASSETS	$15,769,350	$7,435,300

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,547,281	$1,234,004
Embedded derivative liability	13,526,808	-
Current portion of long-term debt	644,066	1,034,437
Total current liabilities	15,718,155	2,268,441
Long-term debt, less current portion	9,262,542	6,398,189

Total liabilities	24,980,697	8,666,630

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued	-	-
Common stock, $0.001 par value, 180,000,000 shares authorized, 38,659,283 shares issued and outstanding	38,659	38,559
Additional paid-in capital	50,956,479	50,236,504
Accumulated deficit	(60,206,485)	(51,506,393)

Total stockholders’ deficiency	(9,211,347)	(1,231,330)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$15,769,350	$7,435,300

See accompanying notes to condensed consolidated financial statements.

QPC LASERS, INC. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

REVENUE	$2,156,187	$930,184	$5,085,771	$1,773,094
COST OF SALES	1,026,189	690,388	2,842,132	1,465,137

GROSS PROFIT	1,129,998	239,796	2,243,639	307,957

OPERATING EXPENSES
Research and development	1,045,049	1,081,994	3,118,609	3,340,772
General and administrative	1,827,649	1,093,561	4,452,062	4,670,865
License termination	-	6,000,000	-	6,000,000
Total operating expenses	2,872,698	8,175,555	7,570,671	14,011,637

LOSS FROM OPERATIONS	(1,742,700)	(7,935,759)	(5,327,032)	(13,703,680)

Interest income	109,226	21,443	157,203	27,916
Interest expense	(2,959,975)	(336,697)	(5,440,561)	(1,947,056)
Merger expense	-	10,123	-	(326,199)
Private placement expense	-	-	(17,740,180)	-
Change in fair value of derivative liability	(476,184)	(97,329)	19,578,743	(68,703)
Other income	19,020	25,170	71,735	58,777

NET LOSS	$(5,050,613)	$(8,313,049)	$(8,700,092)	$(15,958,945)

LOSS PER SHARE — Basic and Diluted	$(0.13)	$(0.22)	$(0.23)	$(0.55)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - basic and diluted	38,659,283	38,351,320	38,609,283	28,889,088

See accompanying notes to condensed consolidated financial statements.

Contacts

QPC Lasers, Inc.
818-986-0000
Investor.Relations@QPClasers.com
www.QPClasers.com

or

MKR Group, Inc.
Marie Dagresto or Todd Kehrli
323-468-2300
QPCI@mkr-group.com